Exhibit 99.1

August 18, 2025

Tofutti Press Release

Company Contact:	Steve Kass
Chief Executive and Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES RESULTS FOR THE thirteen and TWENTY-SIX WEEKS ENDED JUNE 28, 2025

Edison, New Jersey — August 18, 2025 — TOFUTTI BRANDS INC. (OTCQB Symbol: TOFB) issued its results for the thirteen and twenty-six weeks ended June 28, 2025 and June 29, 2024 today.

Tofutti Brands reported net sales for the thirteen weeks ended June 28, 2025 decreased by $254,000, or 11%, from net sales of $2,283,000 for the thirteen weeks ended June 29, 2024 to $2,029,000 for the thirteen weeks ended June 28, 2025. Sales of our vegan cheese products decreased to $1,708,000 in the thirteen weeks ended June 28, 2025 from $1,926,000 in the thirteen weeks ended June 29, 2024, due to increased competition in the vegan cheese category. Sales of our frozen dessert products decreased to $321,000 in the thirteen weeks ended June 28, 2025 from $357,000 for the thirteen weeks ended June 29, 2024. Our sales were also negatively impacted by the proposed new tariffs to be implemented by the USA and foreign countries that we sell to. The uncertainty created by the tariffs caused our two largest domestic customers to pause some of their regular purchase plans.

Our gross profit decreased to $618,000 for the thirteen weeks ended June 28, 2025 from $667,000 for the thirteen weeks ended June 29, 2024, due primarily due to the reduction of sales from the prior year period. Our gross profit percentage increased slightly to 30% for the thirteen weeks ending June 28, 2025 compared to 29% for the thirteen weeks ending June 29, 2024.

Net sales for the twenty-six weeks ended June 28, 2025 were $3,620,000, a decrease of $875,000, or 19%, from net sales of $4,495,000 for the twenty-six weeks ended June 29, 2024. Sales of our vegan cheese products decreased to $3,081,000 in the twenty-six weeks ended June 28, 2025 from $3,735,000 in the twenty-six weeks ended June 29, 2024, due to increased competition in the vegan cheese category. Sales of our frozen dessert products decreased to $539,000 in the twenty-six weeks ended June 28, 2025 from $700,000 for the twenty-six weeks ended June 29, 2024. Our sales were negatively impacted by the proposed new tariffs to be implemented by the U.S and foreign countries that we sell to. The uncertainty created by the tariffs caused our two largest domestic customers to pause some of their regular purchase plans.

Our gross profit increased to $1,207,000 for the twenty-six weeks ended June 28, 2025 by $71,000 from $1,136,000 for the twenty-six weeks ended June 29, 2024, due principally to significant price increases we implemented at the end of 2024. Our gross profit percentage was 33% for the twenty-six weeks ending June 28, 2025 compared to 25% for the twenty-six weeks ending June 29, 2024. There were ingredient and packaging cost increases that took place in the first twenty-six weeks of 2024 that negatively impacted the gross profit in the 2024 period that were not present in the first two quarters of 2025.

The Company reported a net loss of $(7,000) or $(0.00) per share, for the thirteen weeks ended June 28, 2025, compared to a net loss of $(32,000) or $(0.01) per share, for the thirteen weeks ended June 29, 2024. For the twenty-six weeks ended June 28, 2025 and June 29, 2024, the Company reported Net losses of $(169,000) or $(0.03) per share and $(335,000), or $(0.06) per share, respectively.

As of June 28, 2025, we had approximately $350,000 in cash and our working capital was approximately $2,733,000, compared with approximately $462,000 in cash and working capital of $2,893,000 at December 30, 2024. We principally operate our business on the cash flows from our operations and currently have no borrowings.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than twenty-five (25) dairy-free foods including cheese products and frozen desserts. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in twelve countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy or wish to maintain a kosher or vegan diet. Tofutti’s product line includes plant-based ice cream pints, cones, Tofutti Cutie® sandwiches and novelty products.

Forward-Looking Statements. Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS, INC.

Unaudited Condensed Statements of Operations

(in thousands, except per share figures)

	Thirteen weeks ended June 28, 2025	Thirteen weeks ended June 29, 2024	Twenty-six weeks ended June 28, 2025	Twenty-six weeks ended June 29, 2024

Net sales	$2,029	$2,283	$3,620	$4,495
Cost of sales	1,411	1,616	2,413	3,359
Gross profit	618	667	1,207	1,136

Operating expenses:
Selling and warehouse	188	250	405	464
Marketing	89	79	210	213
Research and development	39	22	83	64
General and administrative	309	342	670	724
	625	693	1,368	1,465

Loss from operations	(7)	(26)	(161)	(329)

Loss before interest expense and income taxes	(7)	(26)	(161)	(329)
Interest expense	—	1	1	1
Loss before income tax	(7)	(27)	(162)	(330)
Income tax expense	—	5	7	5

Net loss	$(7)	$(32)	$(169)	$(335)

Weighted average common shares outstanding:
Basic	5,154	5,154	5,154	5,154
Diluted	5,154	5,154	5,154	5,154

Loss per common share:
Basic	$(0.00)	$(0.01)	$(0.03)	$(0.06)
Diluted	$(0.00)	$(0.01)	$(0.03)	$(0.06)

TOFUTTI BRANDS INC.

Unaudited Condensed Balance Sheets

(in thousands, except share and per share figures)

	June 28, 2025	December 28, 2024
Assets
Current assets:
Cash	$350	$462
Accounts receivable, net of allowance for credit losses and sales promotions of $331 and $389.	715	989
Inventories	2,211	1,879
Prepaid expenses and other current assets	91	111
Total current	3,367	3,441

Operating lease right-of-use assets	307	340
Finance lease right-of-use asset	13	21
Other assets	21	21
Total assets	$3,708	$3,823

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$333	$257
Accrued expenses	220	211
Operating lease liability, current portion	67	64
Finance lease liability, current portion	14	16
Total current liabilities	634	548

Operating lease liabilities, net of current portion	257	283
Finance lease liability, net of current portion	—	6
Total liabilities	891	837

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued and outstanding	—	-
Common stock - par value $.01 per share; authorized 15,000,000 shares, 5,153,706 shares issued and outstanding	52	52
Additional paid-in capital	377	377
Retained earnings	2,388	2,557
Total stockholders’ equity	2,817	2,986
Total liabilities and stockholders’ equity	$3,708	$3,823